Exhibit 99.1

NOTICE

On November 24, 2014, a stockholder of Advanced Micro Devices, Inc. (the “Company”), Thuan Hong (“Plaintiff”), filed a derivative complaint (the “Complaint”) in the matter styled Hong v. Su, C.A. No. 10392-VCL (Del. Ch.) in the Delaware Court of Chancery (the “Action”). The Complaint alleged that certain awards of restricted stock units (“RSUs”) to the Company’s newly-appointed chief executive officer, Lisa T. Su, were in violation of the Company’s stockholder-approved 2004 Equity Incentive Plan (the “Plan”) because the challenged awards could entitle Dr. Su to more shares than the annual limit on such compensation under the Plan. The Complaint named as defendants the then-current members of the Company’s board of directors and also named the Company as a nominal defendant (the “Defendants”). On December 26, 2014, and in response to the concerns raised by the Complaint, the board of directors of the Company voided and rescinded 1,755,364 RSUs that had been awarded to Ms. Su on August 12, 2014 and October 31, 2014 (the “Rescinded Awards”).

On September 8, 2015, Plaintiff filed an amended complaint in the Action and on May 4, 2016, filed a second amended complaint in the Action (the “Second Amended Complaint”). The Second Amended Complaint purported to challenge not only the Rescinded Awards but also two subsequent awards of RSUs to Ms. Su on February 12, 2015 and April 30, 2015 (the “2015 Awards”). The Defendants moved to dismiss the Second Amended Complaint, and the motion was fully briefed. On September 16, 2016, the Delaware Court of Chancery (the “Court”) determined in a transcript ruling that Plaintiff’s claims regarding the Rescinded Awards were moot and Plaintiff’s claims regarding the 2015 Awards failed to state a claim. On September 16, 2016, the Court entered an Order dismissing the Second Amended Complaint with prejudice for the reasons stated in the Court’s September 16, 2016 transcript ruling.

Following the September 16, 2016 dismissal of the Second Amended Complaint, the Company and Plaintiff engaged in arms’-length negotiations regarding a payment of fees and expenses to Plaintiff’s counsel based on the benefits that Plaintiff claims were provided to Company stockholders by the rescission of the Rescinded Awards. As a result of these negotiations, the Company has agreed to pay $55,000 to Plaintiff’s counsel, and Plaintiff’s counsel has agreed not to petition the Delaware Court of Chancery for a mootness fee or any other award of fees or expenses based on the Rescinded Awards or any other claims made in the Action. The Court has not been asked to review, and will pass no judgment on, the payment of a fee or its reasonableness.

Please direct all questions, concerns or inquiries to counsel for the parties:

LEVI & KORSKINSKY LLP Eduard Korsinsky William J. Fields 30 Broad Street, 24th Floor New York, New York 10004 (212) 363-7500 Email: ek@zlk.com Email: wfields@zlk.com Counsel for Plaintiff Thuan Hong
COOLEY LLP
Patrick Gibbs
Allison Davidson
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000
Email: pgibbs@cooley.com
Email: adavidson@cooley.com

Counsel for Defendants Lisa T. Su, Bruce L. Claflin, W. Michael Barnes, John E. Caldwell, Henry W.K. Chow, Nora M. Denzel, Nicholas N. Donofrio, Martin Edelman, John R. Harding, Joseph A. Householder, Michael J. Inglis, Ahmed Yahia, and Advanced Micro Devices, Inc.